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                                                                 Exhibit 10(d)


             UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                            CONVERSION AGREEMENT
                            --------------------


                                                            September 29, 1995

Mr. Drew Lewis:
Dear Mr. Lewis:
 This Letter Agreement will evidence your agreement with Union Pacific Resources Group Inc. (the "Company") and Union Pacific Corporation ("UPC") to convert certain stock options ("UPC Stock Options") which have been awarded to you under one or more of the following: the 1993 Stock Option and Retention Stock Plan of Union Pacific Corporation, the 1988 Stock Option and Restricted Stock Plan of Union Pacific Corporation and/or the 1982 Stock Option and Restricted Stock Plan of Union Pacific Corporation (collectively, "UPC Plans"). In exchange for your surrender of UPC Stock Options, you will receive, in accordance with the terms and conditions set forth below, a grant of non-qualified stock options for Common Stock of the Company ("Common Stock") under the 1995 Stock Option and Retention Stock Plan of the Company (the
"1995 Stock Option Plan"), a copy of which is attached hereto and made a part hereof.

 1.  CONVERSION OF OPTIONS.      In accordance with the 1995 Stock Option Plan,
you hereby agree to surrender to UPC all your rights under and interests in the UPC Options below in exchange for a grant from the Company of stock options ("Rollover Options") under the 1995 Stock Option Plan upon completion of the "Offerings" (described in the Preliminary Prospectus dated September 12, 1995). Please indicate by marking the box below all UPC Options that will be converted pursuant to the terms of this Agreement.

UPC Options
-----------

            Date          Number      Exercise              Date
          Of Grant      of Shares     Price      NQ    of Conversion
          --------      ---------     --------   --    -------------

          12/15/94       116,666*    $47.00      NQ       IPO Date

* 58,333 shares become exercisable on 12/15/96
  58,333 shares become exercisable on 12/15/97

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 2.  NUMBER AND EXERCISE PRICE OF ROLLOVER OPTIONS.  All Rollover Options
will be non-qualified stock options. The exercise price of the Rollover Options is based on a formula utilizing the initial public offering price of the Common Stock in the Offerings ("IPO Price"). The exercise price applicable to each IPO Rollover Option will be the product of (i) the IPO Price (the "Company Calculation Price"), and (ii) the ratio of the per-share exercise price of the applicable UPC Option to the Fair Market Value (as defined below) of common stock, $2.50 par value, of Union Pacific Corporation ("UPC Common Stock") on the date of commencement of the Offerings ("UPC Calculation Price"). Each IPO Rollover Option issued upon such exchange will entitle the holder to purchase the number of shares of Common Stock obtained by multiplying the number of shares of UPC Common Stock underlying the applicable UPC Option by a fraction, the numerator of which is the spread between the exercise price of the applicable UPC Option and the UPC Calculation Price, and the denominator of which is the spread between the exercise price of the Rollover Option and the Company Calculation Price. Exercise prices will be rounded to the nearest cent, or down if there is no nearest cent. The "Fair Market Value" of UPC Common Stock shall be the average of the high and low trading prices (regular way) of shares of UPC Common Stock as reported in The Wall Street Journal listing of consolidated trading on the New York Stock Exchange. No Rollover Options to purchase fractional shares of Common Stock will be granted. All fractions of shares of Common Stock subject to Rollover Options will be rounded up to the next whole number. Until the date that your UPC Options are converted to Rollover Options, you may exercise any UPC Options that are exercisable on the date of such exercise.

 3. DURATION AND EXERCISE OF THE OPTIONS. The Rollover Options shall be exercisable upon the terms and conditions of the 1995 Stock Option Plan, as supplemented by this Agreement, and not otherwise. As provided in the 1995 Stock Option Plan, the vesting and expiration of Rollover Options shall be determined as if the grant date were the date upon which the original UPC Options were granted under the UPC Plans. The term of each Rollover Option shall be a period ending at the close of business on the tenth anniversary of the date of grant of the original UPC Option for which such Rollover Option was exchanged, subject to earlier termination as provided below. The Rollover Options must be exercised in portions of not less than 100 shares, or any integral multiple thereof, except

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to complete the exercise of any Rollover Option.  The Rollover Options are also subject to forfeiture in the event of your termination of employment or death, as contemplated in paragraphs (h) and (i) of Section 6 of the 1995 Stock Option Plan, except that any termination of your service as a director of the Company, other than a termination for gross misconduct, shall be deemed to be a "retirement under the provisions of the Company's or a subsidiary's pension plan.".

 4. METHOD OF EXERCISE. The Rollover Options may be exercised, during your lifetime, only by you. Exercise of the Rollover Options shall be by appropriate written notice delivered to the Secretary of the Company, at its principal business office, (a) accompanied by a check payable to the order of the Company; or (b) accompanied by shares of previously acquired Common Stock owned by you, to the extent that such payment does not require the surrender of a fractional share of such previously acquired stock, for the shares to be purchased; or (c) if you are then eligible, through the withholding of shares equal to the exercise price.

 5. APPLICABILITY OF THE PLAN. This Agreement and the Rollover Options granted hereunder are subject to all of the terms and conditions of the 1995 Stock Option Plan and may not be assigned or transferred, except by will or the laws of descent and distribution in the case of the death of an optionee, as provided in paragraph (i) of Section 6 of the 1995 Stock Option Plan.

 6.  WITHHOLDING TAXES.   Upon exercise of a non-qualified Rollover Option,
you must arrange for the payment to the Company of all applicable withholding taxes resulting from such exercise promptly after you have been notified of the amount thereof by the Secretary of the Company. Shares will be withheld to pay withholding taxes if you have made a proper election to pay withholding taxes in this manner.

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     To confirm your acceptance of the foregoing, kindly sign and promptly return one copy of this Letter Agreement to the Company.
                              Sincerely,

                              UNION PACIFIC RESOURCES GROUP INC.



                              By /s/ Drew Lewis
                                 ---------------------------------------
                                 President and Chief Executive Officer


                              UNION PACIFIC CORPORATION



                              By /s/ Ursula F. Fairbairn
                                 ---------------------------------------
                                 Senior Vice President - Human Resources

Accepted:


/s/ Drew Lewis                  Date: October 2, 1995
--------------
   Participant